For Immediate Release

FERRO REACHES DEFINITIVE AGREEMENT IN SALE OF

SPECIALTY PLASTICS BUSINESS

CLEVELAND, Ohio – August 21, 2006 – Ferro Corporation (NYSE: FOE) announced today that it has reached a definitive agreement to sell its Specialty Plastics business to Wind Point Partners, a private equity investment firm. The sale is scheduled to close in the third quarter of 2006.

Ferro plans to use the sale proceeds to reduce outstanding debt.

The sale of Specialty Plastics is consistent with Ferro’s strategy to drive performance improvement and position the Company for long-term growth. The Company has been moving aggressively to strengthen its financial results through portfolio management, operational restructurings, business streamlining and management realignment, as well as productivity and pricing initiatives. It recently announced that it is embarking on a restructuring of the European operations of its Inorganic Specialties businesses. The restructuring is expected to generate annualized savings of $40 million to $50 million by the end of 2009.

“We are focused on transforming Ferro into a high-performance company, both operationally and financially,” said CEO James F. Kirsch. “Our new management is moving aggressively to drive profitability and to position our operations for accelerated growth in new geographic and customer end markets.

“We continue to evaluate our business for divestment opportunities with the goals of reducing debt and leveraging technology and production synergies across a narrower set of related, core businesses that have strong growth characteristics.”

Ferro’s Specialty Plastics business develops and produces customized thermoplastic compounds and alloys, plastic colorants, gelcoats, and thermoset pastes that are marketed to manufacturers in a broad range of end markets. It generated 2005 revenues of approximately $275 million. It has about 750 employees and operates 11 production facilities in the United States, Europe and Latin America, with the largest facilities located in Evansville, Indiana; Stryker, Ohio; Almazora, Spain, and Rotterdam, The Netherlands.

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About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,800 employees globally and reported 2005 sales of $1.9 billion.

About Wind Point Partners

Wind Point Partners® is a private equity investment firm with offices in Chicago, Illinois, and Southfield, Michigan that manages $2 billion in capital.  Wind Point focuses on partnering with top caliber executives to acquire solid middle market businesses with a clear path to value creation.  More information about Wind Point is available at http://www.windpointpartners.com.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	Successful consummation of the Specialty Plastics sale;

•	Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Changes in customer requirements, markets or industries Ferro serves;

•	Changes in the costs of major raw materials or sources of energy, particularly natural gas;

•	Escalation in the cost of providing employee health care and pension benefits;

•	Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates;

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Ferro Reaches Definitive Agreement in Sale of Specialty Plastics Business, page 3 of 3

•	Access to capital markets and borrowings, primarily in the United States, and any restrictions placed on Ferro by current or future financing arrangements, including consequences of any future failure to be in compliance with any material provisions or covenants of its credit facilities;

•	Satisfactory consultation with employee representatives in certain countries in connection with the Company’s European restructuring;

•	The possible delisting of the Company’s common stock from trading on the New York Stock Exchange if the Company’s audited annual financial statements for the fiscal year 2005 are not filed with the U.S. Securities and Exchange Commission by September 30, 2006 or such later date up to March 31, 2007 as the NYSE may permit;

•	The ultimate outcome of class action lawsuits filed against the Company; and

•	The effect of possible acts of God, terrorists, or the public enemy, or of fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes or other work stoppages, or quarantines or other governmental actions or other events or circumstances beyond the Company’s reasonable control.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com